Exhibit 99.1

June 10, 2013	Analyst Contact:	Andrew Ziola 918-588-7163
	Media Contact:	Brad Borror 918-588-7582

ONEOK to Discontinue Energy Services Segment;
Announces Accelerated Wind Down Process;

Updates 2013 Net Income Guidance Range

TULSA, Okla. – June 10, 2013 – ONEOK, Inc. (NYSE: OKE) today announced that it will discontinue operating its energy services segment through an accelerated wind down process, releasing non-affiliated, third-party natural gas transportation and storage contracts to interested parties. The energy services segment is expected to be classified as discontinued operations, effective April 1, 2014.

As a result, ONEOK expects to record a non-cash, after-tax write down of approximately $75 million in the second quarter 2013, resulting from the release of a significant portion of energy services' natural gas transportation and storage contracts to third parties. The company also expects to record additional non-cash, after-tax write-downs of up to $25 million between July 1, 2013, and April 1, 2014, with most occurring in 2013, subject to the release or assignment of the remaining energy services' natural gas transportation and storage contracts.

The wind down is expected to be substantially completed by April 2014; however, cash payments are expected to continue on certain natural gas transportation, storage and other contracts with terms expiring after April 2014.

In addition to these one-time charges and as a result of the accelerated wind down process, energy services expects pre-tax operating losses of approximately $55 million in 2013 and approximately $15 million in 2014.

ONEOK's updated 2013 net income guidance now reflects the expected one-time charges and operating losses in the energy services segment. The updated 2013 net income guidance is expected to be in the range of $235 million to $285 million, compared with its previously announced net income guidance range of $350 million to $400 million.

“Our decision to discontinue operating our energy services segment will reduce ONEOK's earnings risk profile over the long term, while removing any earnings uncertainty

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ONEOK to Discontinue Energy Services Segment;
Announces Accelerated Wind Down Process

associated with this segment in the near term,” said John W. Gibson, ONEOK chairman and chief executive officer.

“The energy services segment continues to face challenging industry conditions that show no signs of improving. Increased natural gas supply and infrastructure, coupled with lower natural gas price volatility, have narrowed seasonal and location natural gas price differentials, resulting in limited opportunities to generate revenues to cover our fixed costs on this contracted storage and transportation capacity,” Gibson stated.

“We also believe that the energy services segment no longer fits into our long-term strategy and vision. We will continue to focus our resources on gathering, processing, transporting, storing, fractionating and distributing natural gas, natural gas liquids and other energy commodities through our ONEOK Partners and natural gas distribution segments,” added Gibson.

The energy services segment currently employs 49 people, primarily in Tulsa. The company anticipates offering affected employees positions in other parts of the company. Those employees not offered positions will be entitled to receive severance benefits.

The energy services segment began in 1995 by purchasing and storing natural gas, and then reselling it to customers during the winter. It leases natural gas pipeline and storage capacity and provides peak-load, no-notice premium services to various natural gas utilities, including ONEOK's.

The company's ONEOK Partners segment will continue to market natural gas, natural gas liquids and condensate as a service to its producers and customers. These marketing activities typically involve buy-sell arrangements that have no commodity-price exposure.

CONFERENCE CALL AND WEBCAST:

ONEOK executive management will conduct a conference call on Tuesday, June 11, 2013, at 10 a.m. Eastern Daylight Time (9 a.m. Central Daylight Time). The call will also be carried live on ONEOK's website.

To participate in the telephone conference call, dial 888-539-3638, pass code 323132, or log on to www.oneok.com.

If you are unable to participate in the conference call or the webcast, the replay will be available on ONEOK’s website, www.oneok.com, for 30 days. A recording will be available by phone for seven days. The playback call may be accessed at 888-203-1112, pass code 5605223.

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ONEOK, Inc. (pronounced ONE-OAK) (NYSE: OKE) is a diversified energy company.  We are the general partner and own 43.3 percent of ONEOK Partners, L.P. (NYSE: OKS) as of March 31, 2013, one of the largest publicly traded master limited partnerships, which is a leader in the gathering, processing, storage and transportation of

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ONEOK to Discontinue Energy Services Segment;
Announces Accelerated Wind Down Process

natural gas in the U.S. and owns one of the nation's premier natural gas liquids (NGL) systems, connecting NGL supply in the Mid-Continent and Rocky Mountain regions with key market centers. ONEOK is among the largest natural gas distributors in the United States, serving more than 2 million customers in Oklahoma, Kansas and Texas. ONEOK is a FORTUNE 500 company and is included in Standard & Poor's (S&P) 500 Stock Index.

For information about ONEOK, Inc., visit the website: www.oneok.com.

For the latest news about ONEOK, follow us on Twitter @ONEOKNews.

Some of the statements contained and incorporated in this news release are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. The forward-looking statements relate to our anticipated financial performance (including estimated write-downs, projected net income, operating income, severance expenses and other payments associated with exiting a business), liquidity, management's plans and objectives for our growth projects and other future operations, our business prospects, the outcome of regulatory and legal proceedings, market conditions and other matters. We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995. The following discussion is intended to identify important factors that could cause future outcomes to differ materially from those set forth in the forward-looking statements.

Forward-looking statements include the items identified in the preceding paragraph, the information concerning possible or assumed future results of our operations and other statements contained or incorporated in this news release identified by words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “should,” “goal,” “forecast,” “guidance,” “could,” “may,” “continue,” “might,” “potential,” “scheduled,” and other words and terms of similar meaning.

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